EXHIBIT 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN ANNOUNCES POSITIVE RESULTS FOR THE
PA8140-102 BIOAVAILABILITY STUDY

NDA Filing Planned for April 2013

Chapel Hill, N.C., November 15, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, announced today that the results from a Phase 1 study, PA8140-102, demonstrated that PA8140, POZEN’s proprietary combination of aspirin (81 mg) and omeprazole (40 mg), had comparable bioavailability relative to the reference listed product, enteric-coated (EC) aspirin (81 mg).  In addition, based on predetermined criteria acceptable to the U.S. Food and Drug Administration (FDA), the study demonstrated that PA8140 is bioequivalent to EC aspirin (81 mg) using criteria for highly variable drugs.  POZEN has now completed all of the clinical trials it intends to include in the PA32540/PA8140 New Drug Application (NDA) package.

“Based on earlier studies with PA formulations and discussions with the FDA, we made adjustments in the trial design, which improved our ability to both capture and measure blood levels of aspirin, as compared to the PA32540-115 trial,” said Dr. John Fort, Chief Medical Officer.   “We believe that these results will satisfy the requirements set forth by the FDA for establishing a therapeutic bridge to EC aspirin (81 mg) for this lower strength of PA tablets.”

Additionally, POZEN announced that it has successfully manufactured the PA8140 tablet batches required for the primary NDA stability program and that these batches met all predetermined specifications.   Based upon the successful completion of these activities, POZEN is now targeting submission of the NDA no later than the end of April 2013.

“If approved, the availability of both 81 mg and 325 mg doses of PA will allow us to provide physicians an option for virtually all of their secondary prevention cardiovascular patients who are at risk for gastric ulcers, dramatically improving the commercial opportunity for PA,” said Liz Cermak, Chief Commercial Officer and Executive Vice President.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

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About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company's common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our inability to license our PA product candidates on terms and timing acceptable to us, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, our ability to submit our NDA for PA to the FDA within our expected timeframe, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO®; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2012. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

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